Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (No. 333-179029) on Form S-3 and (No. 333-179030) on Form S-8 of NetREIT, Inc. and Subsidiaries of our report dated March 10, 2016, relating to our audit of the statement of revenues over certain operating expenses of Highlands Ranch Shea Center II for the year ended December 31, 2014 included in this current report (Form 8-K/A) of NetREIT Inc. and Subsidiaries.

/s/ Squar Milner LLP

Newport Beach, California

March 10, 2016